EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

Atlantis Plastics Announces
Proposed $220 Million Secured Financing and
Decision to Cancel Previously Announced Offering of Senior Subordinated Notes

     Atlanta, GA — February 3, 2005 — Atlantis Plastics, Inc. (Amex: AGH) today announced that it intends to pursue a $220 million Secured Financing (the “Financing”) in lieu of the previously announced offering of Senior Subordinated Notes pursuant to Rule 144A of the Securities Act.

     The company intends to use the proceeds of the Financing to refinance its existing senior secured debt, to pay a special dividend to its shareholders of up to an aggregate of $98 million, or approximately $12.50 per share, to pay related fees and expenses, and to provide ongoing working capital. In addition to the special dividend, the company also expects to make up to an aggregate of $9 million of payments to holders of outstanding stock options in exchange for the cancellation of these options. The payment of the proposed dividend, and cancellation of the stock options, is contingent on the completion of the Financing and the company’s contemplated reincorporation into Delaware. Therefore there can be no assurance that the company will pay the proposed dividend, or cancel the stock options.

     The proposed Financing includes a $25 million revolving credit facility, a $120 million senior secured term loan facility, and up to $75 million of junior secured term loan facility.

     The company has entered into a Commitment Letter with Merrill Lynch Capital, and the Financing is expected to close subsequent to the company’s reincorporation into Delaware. The closing of the Financing is conditioned on the company and Merrill Lynch Capital, on behalf of itself and the other lenders, negotiating mutually agreeable definitive documentation.

     According to Atlantis’ chairman, Earl W. Powell, “The market conditions for the high yield offering were not as attractive as anticipated. The proposed $220 million Financing allows the company to refinance its existing senior credit facility at acceptable rates and pay an attractive dividend to its shareholders without impairing the company’s ability to grow internally.”

About Atlantis

     Atlantis Plastics, Inc. is a leading U.S. manufacturer of high quality specialty plastic films and custom molded and extruded plastic products used for storage and transportation, food service, appliance, automotive, commercial and consumer applications. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.